UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:	April 28, 2005
Date of earliest event reported:	April 24, 2005

OFFICEMAX INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	1-5057	82-0100960
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Pierce Road
Itasca, Illinois 60143

(Address of principal executive offices) (Zip Code)

(630) 773-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14A-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On April 24, 2005, OfficeMax Incorporated (“OfficeMax”) reached an understanding with K Capital Offshore Master Fund (U.S. Dollar), L.P. and Special K Capital Offshore Master Fund (U.S. Dollar), L.P. (collectively, “K Capital”), shareholders of OfficeMax, with respect to the settlement of a potential proxy contest in connection with the election of directors at the 2005 Annual Meeting of Shareholders of OfficeMax (the “Annual Meeting”).  Pursuant to the settlement, it was understood and acknowledged that K Capital would withdraw its submission of its intention to nominate, and solicit proxies in support of, the election of Karl L. Meyer to the Board of Directors of OfficeMax at the Annual Meeting, based on OfficeMax’s stated willingness to appoint an additional independent director to OfficeMax’s Board of Directors at the end of June 2005 and to give active consideration in good faith to a candidate or candidates proposed by K Capital for such position.  In addition, OfficeMax and K Capital also acknowledged that OfficeMax would issue a press release on the morning of April 25, 2005 announcing the understanding reached by OfficeMax and K Capital and the withdrawal of K Capital’s nomination of Mr. Meyer as a candidate for election to the OfficeMax Board of Directors, a copy of which was reviewed and approved by K Capital in advance of its issuance.  A copy of the press release is attached as Exhibit 99.1 to this report.  It was further understood and acknowledged by OfficeMax and K Capital that K Capital would immediately withdraw its demands under applicable federal and state law for OfficeMax stockholder lists and inspection of OfficeMax books and records, and that K Capital would return promptly all materials previously provided in response to such demands.

George J. Harad, currently the Executive Chairman of the Board of OfficeMax, previously announced his intent to resign from the OfficeMax Board as of June 30, 2005.  Sam Duncan, OfficeMax’s newly-appointed President and Chief Executive Officer, is expected to be appointed to the Board at that time.

Item 9.01                                             Financial Statements and Exhibits.

(c)                                  Exhibits.

Exhibit 99.1                                    OfficeMax Incorporated News Release dated April 25, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:             April 28, 2005

OFFICEMAX INCORPORATED

By:	/s/ Matthew R. Broad
Matthew R. Broad
Executive Vice President and General Counsel

EXHIBIT INDEX

Number	Description

99.1	OfficeMax Incorporated News Release dated April 25, 2005